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                                                                    Exhibit 99.2

For:         Encore Medical Corporation                    FOR IMMEDIATE RELEASE
Contact:     Harry L. Zimmerman, Executive
             Vice President - General Counsel
             (512) 832-9500

     Encore Medical Completes Chattanooga Group Acquisition

Austin, Texas, February 11, 2002 -- Encore Medical Corporation (Nasdaq: ENMC), a fully-integrated orthopedics products company, today announced that it has completed its acquisition of Chattanooga Group, Inc., the leading manufacturer of orthopedic rehabilitation equipment in the United States. This acquisition, first announced in November 2001, establishes Encore Medical Corporation as one of the nation's fastest growing orthopedic product companies in the U.S. The combined entity will have estimated annual revenues exceeding $100 million.

Under the terms of the acquisition, all of the outstanding stock in Chattanooga Group was purchased by Encore for approximately $37 million, which included cash and the payoff of Chattanooga's outstanding debt. The financing for this transaction was obtained by Encore Medical from Bank of America, N.A. which provided a $30 million credit facility, and from CapitalSource Finance LLC which provided $24 million of senior subordinated debt.

Established in 1992, Encore Medical Corporation is a leading orthopedic products company with a core business in the design, development and commercialization of orthopedic implants. In the late fall of 2000, Encore initiated a strategy of growth through increased core business product sales and acquisitions. In July 2001, Encore successfully executed its first acquisition purchasing a complementary line of orthopedic soft goods from Kimberly Clark Corporation. Today's acquisition further supports Encore's strategy by adding rehabilitation equipment to the Company's product portfolio. During this same period, Encore has grown internal implant sales by over 25% domestically and over 12% overall. Encore's successful sales and acquisition program has resulted in a 250% increase in Company revenues in only eight months.

Kenneth W. Davidson, Chief Executive Officer of Encore Medical, stated, "We are extremely pleased with the completion of this major acquisition. In initiating our transition to a fully integrated orthopedic products company, we recognized that rehabilitation equipment was a critical component. In addition to Chattanooga having the broadest product line in the field, we are extremely excited about working with the fine management and capable employees of Chattanooga Group, and its dealers and distributors as they become part of the Encore family. In addition, we believe that this transaction will be accretive to Encore immediately."

Mr. Davidson, continued, "With this acquisition we have now established three broad platforms from which to continue to build Encore, our core business of orthopedic implants, orthopedic soft goods which were obtained from Kimberly Clark Corporation this past summer, and now orthopedic rehabilitation equipment. This acquisition truly gives us a product family that can provide the entire continuum of care for patients who use the services of the orthopedic surgeons and related professionals."

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                                                     Encore Medical Announcement
                                                                          Page 2

Commenting on the acquisition, Paul Chapman, Chief Executive Officer of Chattanooga Group, Inc. stated, "We at Chattanooga Group have built a successful company in the rehabilitation equipment market. We now look forward to building additional value not only for this product line, but also for the new entity as we combine our high quality products with Encore's proven sales ability and complementary products. The management and employees of Chattanooga Group are looking forward to our affiliation with Encore Medical and the future possibilities that being part of this larger, growing enterprise bring."

Zubeen Shroff, a general partner of Galen Associates, the primary equity sponsor of Encore Medical, stated that "The management team at Encore is executing and building a premier orthopedic products business. Our goal and management's goal was to build a mid-sized orthopedic medical device company with revenues in excess of $200 - $300 million within a few years. In only 8 months we have witnessed a savvy and dedicated management team grow the Company's revenue base from $30 million to more that $100 million. We at Galen look forward to Encore's continued success in this important market."

Encore Medical Corporation, based in Austin, Texas, produces a broad line of high quality orthopedic implants serving the needs of orthopedic surgeons who perform joint replacement, fracture management or spinal surgery procedures for their patients. In addition, its provides one of the most diverse lines of orthopedic soft goods and bracing products, as well as a complete line of patient safety devices and pressure care products. Chattanooga Group, Inc., based in Chattanooga, Tennessee, provides a full line of orthopedic rehabilitation equipment, including therapeutic ultrasound equipment, electro-therapy devices, hot and cold therapy units, continuous passive motion equipment and fluidotherapy equipment. Both Encore and Chattanooga are known for producing high quality, innovative products and continuing to develop new products to meet the needs of the orthopedic community. For more information, visit www.encoremed.com.
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Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as quarterly fluctuations in operating results, the timely availability of new products, the impacts of competitive products and pricing, the ability to locate and integrate future acquisitions and other risks and uncertainties set forth in the Company's filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.